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FOR IMMEDIATE RELEASE:

Contact: John F. Kenny, Jr.
         Executive Vice President and
         Chief Financial Officer
         (617) 535-4799

                 IRON MOUNTAIN INCORPORATED PRICES DEBT OFFERING

BOSTON, MA--September 6, 2001--Iron Mountain Incorporated (NYSE: IRM), the leader in records and information management services, announced today that it has priced an underwritten public offering of an additional $210 million in aggregate principal amount of its 8-5/8% Senior Subordinated Notes due 2013. The additional notes will be sold at 101.50% of par, which implies an effective yield to worst of 8.35%, or a total purchase price of $1,015, plus accrued interest from April 3, 2001, per $1,000 principal amount of additional notes. The net proceeds to the Company are expected to be $208.9 million, after paying the underwriters' discounts and commissions and estimated expenses, and will be used to fund the Company's offer to purchase and consent solicitation relating to its outstanding 10-1/8% Senior Subordinated Notes due 2006, or to otherwise redeem the 10-1/8% notes, to repay outstanding borrowings under the Company's revolving credit facility and for general corporate purposes, including future acquisitions. The closing of the offering is expected to occur on September 18, 2001 and is subject to customary closing conditions.

The Company is establishing a special record date of September 18, 2001 for the additional notes, as well as the notes previously issued in April 2001, solely with respect to the October 1, 2001 interest payment. The Company reserves the right to change such record date if the closing of the offering does not occur on the expected date.

Bear, Stearns & Co. Inc., Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are the joint book-running managers and William Blair & Company, L.L.C., First Union Securities, Inc. and JPMorgan Securities Inc. are the co-managers of the offering.

The offering is being made by Iron Mountain Incorporated by means of a shelf registration statement previously declared effective by the Securities and Exchange Commission. Copies of the final Prospectus Supplement and Prospectus for the offering may be obtained from the underwriters.

This announcement shall not constitute an offer to sell or the solicitation of any offer to buy securities, nor shall there be any sale of these securities in any state in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Iron Mountain Incorporated is the global leader in records and information management services. Iron Mountain currently provides services to over 125,000 customer accounts, including more than half of the Fortune 500, in 77 markets in the United States and 44 markets outside of the United States. The Company operates over 625 records management facilities in North America, Europe and Latin America.

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